Pursuant to Rule 424(b)5 under the Securities Act of 1933

Registration Statement No. 333-111482
PROSPECTUS SUPPLEMENT
(To Prospectus Supplement dated
February 19, 2004 and Prospectus
dated February 19, 2004)

A$1,000,000,000

Republic of Italy

5.875% Notes due 2008

         This Prospectus Supplement (the “Second Prospectus Supplement”) further supplements the Prospectus Supplement relating to the Notes dated February 19, 2004 (the “First Prospectus Supplement”) to the Prospectus dated February 19, 2004 (the “Base Prospectus”), and forms a part thereof. This Second Prospectus Supplement should be read together with the accompanying Base Prospectus, and the First Prospectus Supplement of the Republic of Italy and any other documents incorporated by reference herein. Unless otherwise defined herein, terms defined in the Base Prospectus and the First Prospectus Supplement shall have the meanings specified therein.

Clearing Systems

         The paragraph “Clearing Systems” on page S-20 of the First Prospectus Supplement shall be deleted and replaced in its entirety with the following sentence: “The Notes have been accepted for clearance through Austraclear System, Euroclear and Clearstream (Common Code: 018751712; Global Note ISIN: AU300ITLY010).” The Global Note ISIN code was changed in order to facilitate clearance and settlement of the Notes through the Austraclear System.

         Italy accepts responsibility for the information contained in this Second Prospectus Supplement, in the First Prospectus Supplement, in the Base Prospectus and in any other documents incorporated by reference herein. To the best of the knowledge and belief of Italy (which has taken all reasonable care to ensure that such is the case), the information contained in this Second Prospectus Supplement, in the First Prospectus Supplement, in the Base Prospectus and in any other documents incorporated by reference herein is in accordance with the facts and does not omit anything likely to affect the import of such information.

         No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Second Prospectus Supplement, the First Prospectus Supplement or the Base Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. The distribution of this Second Prospectus Supplement, the First Prospectus Supplement, the Base Prospectus and any other documents incorporated by reference herein and the offering of the Notes in certain jurisdictions may be restricted by law. Persons who come into possession of this Second Prospectus Supplement, the First Prospectus Supplement or the Base Prospectus should inform themselves about and observe any such restrictions. This Second Prospectus Supplement, the First Prospectus Supplement and the Base Prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

         These securities have not been approved or disapproved by the Securities and Exchange Commission of the United States or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the accuracy or adequacy of this Second Prospectus Supplement, the First Prospectus Supplement or the Base Prospectus. Any representation to the contrary is a criminal offense.

Deutsche Bank	UBS Investment Bank
TD Securities

Commonwealth Bank of Australia	National Australia Bank Limited
Westpac Banking Corporation

The date of this Prospectus Supplement is February 26, 2004.